JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	UBS AG, STAMFORD BRANCH 600 Washington Boulevard Stamford, Connecticut 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019

CONFIDENTIAL
September 22, 2023

Project Inca
Commitment Letter

Enovis Corporation
2711 Centerville Road, Suite 400
Wilmington, DE 19808
Attention: Ben Berry, Chief Financial Officer

Ladies and Gentlemen:
You have advised JPMorgan Chase Bank, N.A. (“JPMorgan”), UBS Securities LLC (“UBS Securities”) and UBS AG Stamford Branch (“UBS AG” and together with UBS Securities, “UBS”; JPMorgan and UBS are collectively referred to herein as “we” or “us”) that Enovis Corporation (the “Borrower” or “you”) intends to acquire (the “Acquisition”), directly or indirectly, the company you have identified to us as “Inca” (the “Target”) and consummate the other transactions described in the Transaction Summary attached hereto as Exhibit A (the “Transactions”). Capitalized terms used but not defined herein will have the meanings assigned to them in the Term Sheet (as defined below).
We understand that the sources of funds required to fund the Acquisition consideration and to pay fees, costs and expenses in connection with the Transactions will consist of (a) $800 million in gross cash proceeds from a combination of (i) the issuance of senior unsecured convertible notes (which may include mandatorily convertible notes) (collectively, the “Senior Notes”) in a Rule 144A or other private placement, (ii) the incurrence of the Take-out Facility (as defined below) and/or (iii) if and only to the extent that the Bridge Facility (as defined below) is not terminated or reduced in accordance with the Bridge Facility Term Sheet (as defined below) on or prior to the Closing Date (as defined in Exhibit A), borrowings by the Borrower under a new senior bridge facility (the “Bridge Facility”) comprised of two tranches: (x) a tranche of $400 million of senior term loans (“Tranche 1”) and (y) a separate tranche of $400 million of senior term loans (“Tranche 2”), as described in Exhibit B to the Commitment Letter (the “Bridge Facility Term Sheet”), (b) cash on hand of the Borrower and (c) common stock of the Borrower issued to the seller of the Target as purchase price consideration for the Acquisition.
In connection with the foregoing, you have agreed to, promptly (and within a reasonable period of time) after the date hereof, (i) enter into an amendment to the Existing Credit Agreement (as defined in Exhibit A), which amendment (or amendment and restatement) (the “Amendment” and the Existing Credit Agreement as amended by the Amendment, the “Amended Facility”) will (A) require the obligations under the credit facilities evidenced by the Existing Credit Agreement (and banking services obligations and swap obligations owed to the lenders under the Existing Credit Agreement and their affiliates) to be secured by

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substantially all personal property of the Borrower and its domestic subsidiary guarantors (subject to customary “excluded assets” provisions as described in the Bridge Facility Term Sheet), (B) replace certain references to the Total Leverage Ratio (as defined in the Existing Credit Agreement) with a senior secured net leverage ratio (but, as to the financial covenant, to retain the maximum ratio levels set forth in the Existing Credit Agreement), (C) add customary collateral-related provisions, including but not limited to a collateral-related representation and warranty, a collateral provision and further assurances affirmative covenant, a collateral loss-related event of default, collateral agency and lien release provisions and a collateral sharing and intercreditor authorization provision with respect to the Bridge Facility, (D) add a restricted debt payment covenant and a restrictive agreements covenant (with customary exceptions to be agreed), (E) modify the existing negative covenants in a manner to be agreed (including to (I) permit the incurrence of the Bridge Facility as a secured credit facility and to permit the Bridge Facility to share in the collateral on a pari passu basis, (II) remove the unsecured notes basket set forth in Section 6.02(d) of the Existing Credit Agreement, (III) replace the unsecured debt basket set forth in Section 6.02(g) of the Existing Credit Agreement to allow for unsecured debt of $175,000,000 plus additional amounts subject to the Total Leverage Ratio not exceeding 4.00:1.00 and (IV) replace the secured debt basket set forth in Section 6.02(i) of the Existing Credit Agreement to allow for secured debt of $100,000,000 plus additional amounts subject to the Senior Secured Leverage Ratio not exceeding 3.50:1.00, (F) add customary mandatory prepayment requirements (with customary exceptions and reinvestment rights if applicable) for asset sales, casualty events and the incurrence of indebtedness, which requirements shall expressly provide that such prepayments may first be applied to the Bridge Facility in the event the Bridge Facility has not been repaid in full, (G) prohibit any amendment, modification or waiver under the Amended Facility (and related loan documentation) that would subordinate the liens securing the obligations thereunder to the liens securing any other indebtedness without the consent of all lenders thereunder, (H) subject to the benchmark replacement provisions therein, remove the option for the Borrower to elect for loans to bear interest based on Daily Simple SOFR (as defined in the Existing Credit Agreement), except pursuant to the provisions set forth in Section 2.14 of the Existing Credit Agreement, and (I) effect such other amendments as agreed by us and you (collectively, the “Specified Amendments”) and (ii) solicit the consents required to permit the Specified Amendments (such consents, the “Specified Consents” and the solicitation of the Specified Consents, the “Consent Solicitation”). It is understood and agreed that nothing in this Commitment Letter shall constitute (i) either an express or implied commitment or offer by any Commitment Party or any of its affiliates to provide any portion of the Specified Consents (any such commitment or offer, if it ever exists, will be evidenced by the Amendment) or (ii) any guarantee that the Consent Solicitation will be successfully arranged and consummated.
In addition, you have requested that we agree to use commercially reasonable efforts to arrange and syndicate (a) a $400.0 million senior term loan “A” facility maturing on April 4, 2027, which may be in the form of an incremental term facility under the Existing Credit Agreement (the “Take-out Facility”; the Amended Facility, the Bridge Facility and the Take-out Facility are referred to herein collectively as the “Facilities”), in the case of the Take-out Facility, the proceeds of which shall be used to refinance and/or reduce the commitments under all or a portion of the Bridge Facility. The Take-out Facility shall have conditions to borrowings thereunder identical to, or no more onerous than, the conditions set forth in Exhibit C to this commitment letter (this “Commitment Letter”) and otherwise have substantially the same terms and conditions as the Existing Credit Agreement, with modifications to reflect (i) the reasonable administrative, agency, operational and legal requirements of the Administrative Agent, (ii) the Specified Amendments, if the Specified Consents are obtained and (iii) other changes mutually agreed.
1.     Commitments and Engagements.
In connection with the Transactions,

(i)(x) JPMorgan is pleased to advise you of its several commitment to provide 50% of the aggregate principal amount of the Bridge Facility and (y) UBS AG is pleased to advise you of its several commitment to provide 50% of the aggregate principal amount of the Bridge Facility, in each case, subject solely to the Bridge Facility Term Sheet and the Summary of Conditions attached hereto as Exhibit C (the “Conditions Exhibit”; and, together with the Transaction Summary attached hereto as Exhibit A and the Bridge Facility Term Sheet, the “Term Sheet”);
(ii)we are pleased to advise you of our agreement to use commercially reasonable efforts to solicit the Specified Consents from the lenders party to the Existing Credit Agreement (such lenders, the “Existing Lenders”) (it being understood that, notwithstanding anything herein to the contrary, there is no guarantee that the Specified Consents can be obtained and we shall not be obligated to pay any amount in connection with obtaining any such consents); and
(iii)we are pleased to advise you of our agreement to use commercially reasonable efforts to arrange and syndicate the Take-out Facility.
The term “Commitment Party” or “Commitment Parties” contained herein shall refer to JPMorgan and UBS, collectively.
2.     Titles and Roles.
It is agreed that (i) JPMorgan and UBS Securities will act as joint lead arrangers and bookrunners for the Bridge Facility (acting in such capacities, collectively, the “Bridge Lead Arrangers”), (ii) JPMorgan and UBS Securities will act as joint lead arrangers and bookrunners for the Take-out Facility (acting in such capacities, collectively, the “Take-out Lead Arrangers”) and (iii) JPMorgan will act as sole and exclusive administrative agent (the “Administrative Agent”) for the Bridge Facility, the Amended Facility and the Take-out Facility, in each case upon the terms and subject to the conditions set forth in this Commitment Letter and in the Term Sheet. Notwithstanding the foregoing, the Borrower agrees that JPMorgan may perform its responsibilities hereunder through its affiliate, J.P. Morgan Securities LLC. It is agreed that (i) in any confidential information memorandum or lender presentation and in all other marketing materials or advertisements related to the Facilities, JPMorgan shall have “left side” designation and shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and (ii) UBS Securities will be placed to the immediate “right” of JPMorgan. The term “Lead Arrangers” contained herein shall refer to (i) the Bridge Lead Arrangers, collectively, in respect of the Bridge Facility and (ii) the Take-out Lead Arrangers, collectively, in respect of the Take-out Facility.
You may, on or prior to the 15th business day after the Acceptance Date (as defined below), allocate up to 40% in the aggregate of the commitments and corresponding compensatory economics constituting bridge commitment fees and bridge funding fees with respect to Tranche 1 of the Bridge Facility to additional Lenders (as defined below) that assume a proportion of the commitments with respect to Tranche 1 of the Bridge Facility (it being agreed that (x) each such additional Lender (or its affiliate) shall assume a proportion of the commitments with respect to Tranche 1 of the Bridge Facility that is equal to the proportion of such economics allocated to such additional Lender (or its affiliate) in respect of Tranche 1 of the Bridge Facility, (y) such economics (expressed as a percentage of the relevant person’s commitments) granted to any such additional Lender (or its affiliate) in respect of Tranche 1 of the Bridge Facility shall not exceed such economics (expressed as a percentage of the relevant person’s commitments) granted to any of the relevant Commitment Parties party hereto as of the date hereof in respect of Tranche 1 of the Bridge Facility and (z) the commitment amounts of, and such economics allocated to, the Commitment Parties party hereto immediately prior to such appointment in respect of Tranche 1 of the

Bridge Facility will be proportionately reduced by the commitment amounts of, and economics allocated to, each such additional Lender (or its affiliate), in each case upon the execution and delivery by such additional Lender (or its affiliate) of joinder documentation (which may be in the form of an amendment and restatement of this Commitment Letter) in form and substance reasonably satisfactory to the Lead Arrangers and you, and, thereafter, each such additional Lender (and its affiliate) shall, solely to the extent relating to Tranche 1 of the Bridge Facility, constitute a “Commitment Party” under this Commitment Letter and under the Fee Letters referred to below.
You hereby agree that (a) no additional agents, co-agents, arrangers, co-arrangers, managers, co-managers, bookrunners or co-bookrunners will be appointed and no other titles will be awarded in connection with the Bridge Facility, the Consent Solicitation, the Amendment, the Take-out Facility or any Alternative Take-out Loan Financing (as defined below) and (b) no compensation (other than as expressly contemplated by the Term Sheet or the Fee Letters referred to below) will be paid in connection with the Bridge Facility, the Consent Solicitation, the Amendment, the Take-out Facility or any Alternative Take-out Loan Financing (as defined below), in each case unless you and we so agree in writing; provided that, the foregoing clauses (a) and (b) shall not prohibit the existing administrative agent under the Existing Credit Agreement from continuing to act as administrative agent under the Amended Facility (and being compensated therefor), notwithstanding any execution of the Amendment.
    You also hereby engage (i) the Lead Arrangers (or one or more of their designated affiliates) on terms to be agreed to act as joint lead arrangers and joint bookrunners and (ii) JPMorgan to act as administrative agent, in each case in connection with any other credit or loan facilities (including, without limitation, an institutional term loan “B” facility, such facility, a “Term-Loan B Take-out Financing”) entered into by the Borrower or any of its subsidiaries within one year of the date hereof the proceeds of which are used to fund any portion of the Acquisition or the Refinancing (as defined in Exhibit A) or to replace or refinance, in whole or in part, all or a portion of the Bridge Facility (any such credit or loan facility, including a Term Loan B Take-out Financing, an “Alternative Take-out Loan Financing”). It is agreed that in any confidential information memoranda, lender presentation or other marketing materials or advertisements related to any Alternative Take-out Financing in which the Lead Arrangers elect to participate, JPMorgan shall have “left side” designation and JPMorgan shall appear on the top left and shall hold the leading role and responsibility customarily associated with such “top left” placement and UBS Securities will be placed to the immediate “right” of JPMorgan. It is understood and agreed that nothing in this Commitment Letter shall constitute (i) either an express or implied commitment or offer by any Commitment Party or any of its affiliates to provide any portion of any Alternative Take-out Loan Financing (any such commitment or offer, if it ever exists, will be evidenced by an additional agreement between such Commitment Party or any of its affiliates and you) or (ii) any guarantee that any Alternative Take-out Loan Financing will be successfully arranged and consummated.

    In connection with any Alternative Take-out Loan Financing in which any of the Lead Arrangers elect to participate, the Borrower and such Lead Arrangers will enter into the appropriate form of agreement relating to the type of transaction involved and containing customary terms and conditions acceptable to the Borrower and such Lead Arrangers.

3.    Syndication and Specified Consents.
    The Lead Arrangers reserve the right, prior to or after the execution of definitive documentation for the Bridge Facility (the “Bridge Facility Documentation”), the Amended Facility and the Take-out Facility (collectively, the “Facilities Documentation”; it being agreed that the terms and conditions of the Facilities Documentation shall be based on and substantially similar to the Existing Credit Agreement, as modified (i) in the case of the Bridge Facility, by the Bridge Facility Term Sheet, (ii) if the Specified Consents are obtained, the Specified Amendments, (iii) to reflect the reasonable administrative, agency, operational and legal requirements of the Administrative Agent (as defined below) and (iv) to contain such other terms as the Borrower and the Lead Arrangers shall reasonably agree), to syndicate all or a portion of the commitments (if any) hereunder in respect of each of the Facilities to one or more financial institutions reasonably satisfactory to you (it being understood and agreed that the lenders party to the Existing Credit Agreement are reasonably satisfactory to you) that will become parties to such definitive documentation pursuant to syndications to be managed by us (the financial institutions becoming parties to the Facilities Documentation being collectively referred to herein as the “Lenders”); provided, however, that notwithstanding the Lead Arrangers’ right to syndicate each of the Facilities and receive commitments with respect thereto, (a) no Commitment Party shall be relieved, released or novated from its obligations hereunder in respect of the Bridge Facility (including its obligation to fund the Bridge Facility on the Closing Date if necessary) in connection with any syndication, assignment or participation of the Bridge Facility, including its commitment in respect thereof, until after the initial funding under the Bridge Facility on the Closing Date has occurred, (b) no assignment or novation shall become effective with respect to all or any portion of any Commitment Party’s commitment in respect of the Bridge Facility until after the initial funding under the Bridge Facility on the Closing Date has occurred and (c) unless you otherwise agree in writing, the Commitment Parties shall retain exclusive control over all rights and obligations with respect to their commitments in respect of the Bridge Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until, in respect of the Bridge Facility, after the initial funding under the Bridge Facility on the Closing Date has occurred. You understand that each of the Facilities may be separately syndicated.
    The Lead Arrangers may decide to commence syndication and Consent Solicitation efforts promptly, and you agree, until (in the case of the Bridge Facility, the earlier of (x) the date upon which a Successful Syndication (as defined in the Arranger Fee Letter (as defined below)) is achieved and (y) the date that is 60 days after the Closing Date (such earlier date, the “Syndication Date”) (and, in the case of the Consent Solicitation, any other Facility and any Alternative Take-out Loan Financing, the closing date thereof), to actively assist (and to use your commercially reasonable efforts, to the extent not in contravention of the terms of the Purchase Agreement (as defined in Exhibit A), to cause the Target to actively assist) the Lead Arrangers in completing satisfactory syndications and a satisfactory Consent Solicitation. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication and Consent Solicitation efforts benefit from your existing banking relationships, (b) direct contact during the syndication and Consent Solicitation efforts between your senior management, representatives and advisors, the proposed Lenders and the Existing Lenders (and using your commercially reasonable efforts, to the extent not in contravention of the terms of the Purchase Agreement, to ensure such contact between senior management of the Target and the proposed Lenders and the Existing Lenders), (c) your assistance (and using commercially reasonable efforts, to the extent not in contravention of the terms of the Purchase Agreement, to cause the Target to assist) in the preparation of a confidential information memorandum or lender presentation for each of the Facilities and any Alternative Take-out Loan Financing and other customary marketing materials to be used in connection with the syndications and the Consent Solicitation (collectively, the “Information Materials”), (d) prior to the launch of the offering or syndication (as applicable) of any debt securities (other than the Senior Notes or any other convertible notes offering) issued by the Borrower or any of its subsidiaries to finance the Acquisition or any Term-Loan B Take-out Financing, using your commercially reasonable efforts to maintain (but not retain a specific rating) a public corporate credit rating and a public corporate family rating in respect of the Borrower from S&P Global Ratings, a division of S&P Global Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for such debt securities or Term-Loan B Take-out Financing, as applicable, (e) the hosting, with the Lead Arrangers, of one or more meetings of or telephone conference calls with prospective Lenders at times and locations to be mutually agreed upon, (and using your commercially reasonable efforts, to the extent not in contravention of the terms of the Purchase Agreement, to cause the officers of the Target to be available for such meetings) and (f) prior to the Syndication Date, there being no competing issues, offerings, placements or arrangements of debt securities or commercial bank or other credit facilities of you or your subsidiaries being issued, offered, placed or arranged (other than the Facilities or an Alternative Take-out Loan Financing) without the consent of the Lead Arrangers if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndications of the Facilities or any Alternative Take-out Loan Financing; provided that, it is understood that the foregoing shall not (a) limit your ability to (i) obtain the issuance of any letter of credit, bank guaranty or similar instrument, (ii) incur intercompany indebtedness, (iii) enter into any letter of credit, bilateral line of credit for working capital purposes of your foreign subsidiaries or overdraft facility, in each case, in the ordinary course of business, (iv) incur purchase money indebtedness in the ordinary course of business or (v) enter into capital leases; or (b) limit the ability of the Target to incur debt permitted under the Purchase Agreement (the debt described in the preceding clauses (a) and (b), the “Permitted Surviving Debt”). Notwithstanding anything to the contrary contained in this Commitment Letter, the Term Sheet, the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the compliance with the foregoing provisions of this paragraph or any syndications of the Facilities, the Alternative Take-out Loan Financing or the Consent Solicitation constitute a condition to the commitments hereunder or the funding of the Bridge Facility on the Closing Date and in no event shall the commencement of syndication or a successful syndication of the Facilities, any Alternative Take-out Loan Financing or the Consent Solicitation constitute a condition to the availability of the Bridge Facility on the Closing Date nor reduce the amount of our commitments hereunder with respect to the Bridge Facility.
It is understood and agreed that the Lead Arrangers will, after consultation with and in a manner reasonably acceptable to you, manage all aspects of the syndications and Consent Solicitation, including but not limited to selection of Lenders (which Lenders shall be reasonably satisfactory to you), the determination of when the Lead Arrangers will approach potential Lenders and Existing Lenders and the time of acceptance of the Lenders’ commitments and the final allocations of the commitments among the Lenders. You hereby acknowledge that the Lead Arrangers will have no responsibility other than to arrange the syndications and Consent Solicitation as set forth herein, the Lead Arrangers are acting solely in the capacity of an arm’s-length contractual counterparty to the Borrower with respect to the arrangement of the Facilities, any Alternative Take-out Loan Financing, the Consent Solicitation and the Amendment (including in connection with determining the terms of the Facilities, any Alternative Take-out Loan Financing and the Amendment) and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. You agree that the Commitment Parties will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party, on the one hand, and you and your respective equity holders or your and their respective affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Commitment Parties and, if applicable, their affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Commitment Parties and, if applicable, their affiliates, are acting solely as a principal and have not been, are not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, the Commitment Parties and, if applicable, their affiliates, have not assumed (x) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether the Commitment Parties or any of their affiliates have advised or are currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Borrower or any of its affiliates in respect of any transaction related hereto)), other than UBS in its capacity as M&A Advisor (as defined below) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Commitment Parties shall have no responsibility or liability to you with respect thereto, and (iii) as Lead Arrangers, JPMorgan and UBS Securities are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you have consulted with your own advisors concerning such matters to the extent you have deemed appropriate and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by any Lead Arranger or any of its affiliates of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of such Lead Arranger and shall not be on behalf of the Borrower. The Borrower agrees that it will not claim that any Commitment Party has rendered any advisory services (except in respect of UBS’ role as M&A Advisor in respect of the Transactions) or assert any claim against any Commitment Party based on an alleged breach of fiduciary duty by such Commitment Party in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Borrower or any of its affiliates, on the one hand, and the engagement of such Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

In addition, please note that UBS (or an affiliate thereof) has been retained by the Borrower as financial advisor (in such capacity, the “M&A Advisor”) to the Borrower in connection with the Acquisition. You agree not to assert any claim that you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the M&A Advisor, and on the other hand, the relationship of UBS with you as described and referred to herein.

    To assist the Lead Arrangers in their syndication and Consent Solicitation efforts, you agree to promptly prepare and provide to the Lead Arrangers (and use commercially reasonable efforts, to the extent not in contravention of the terms of the Purchase Agreement, to cause the Target to prepare and provide) all customary information with respect to you, the Target and your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including financial information and projections (the “Projections”) as the Lead Arrangers may reasonably request in connection with the arrangement and syndications of the Facilities, any Alternative Take-out Loan Financing and the Consent Solicitation. Notwithstanding anything in this Section 3, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities, any Alternative Take-out Loan Financing and the Consent Solicitation shall be those required to be delivered pursuant to paragraphs 4 and 5 of Exhibit C. At the request of the Lead Arrangers, you agree to assist the Lead Arrangers in preparing an additional version of the Information Materials (the “Public Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States Federal or State securities laws) with respect to you, the Target, your and its respective affiliates and any of your or its respective securities (such material non-public information, “MNPI”) and who may be engaged in investment and other market-related activities with respect to your, the Target’s or your and its respective affiliates’ securities or loans. Before distribution of any Information Materials, (a) you agree to execute and deliver to the Lead Arrangers (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public Side Version to Public-Siders and represent that no MNPI is contained therein and (b) you agree to identify that portion of the Information Materials that may be distributed to Public-Siders as not containing MNPI, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (and you agree that, by marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers and the prospective Lenders to treat such Information Materials as not containing MNPI (it being understood that you shall not be under any obligation to mark the Information Materials as “PUBLIC”)). You acknowledge that the Lead Arrangers will make available the Information Materials on a confidential basis to the proposed syndicate of Lenders and to the Existing Lenders by posting such information on a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by JPMorgan to be its electronic transmission system (an “Electronic Platform”). You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise the Lead Arrangers within a reasonable time after receipt of such materials for review that such materials should only be distributed to Private-Siders: (1) administrative materials prepared by the Lead Arrangers for prospective Lenders and Existing Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (2) the Term Sheet and notification of changes in terms and conditions of any Facility or any Alternative Take-out Loan Financing and (3) drafts and final versions of the Facilities Documentation, definitive documentation in respect of any Alternative Take-out Loan Financing (the “Alternative Facilities Documentation”) and the Amendment. If you so advise the Lead Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You acknowledge that publishing debt analysts employed by the Lead Arrangers and their affiliates who are Public-Siders may participate in any meetings held pursuant to clause (e) of the second preceding paragraph; provided that such analysts shall not publish any information obtained from such meetings (i) with respect to the Bridge Facility, until the syndication of the Bridge Facility has been completed upon the making of allocations by the Lead Arrangers freeing the Bridge Facility to trade, (ii) with respect to any Take-out Facility, until the syndication of such Take-out Facility has been completed upon the making of allocations by the Lead Arrangers freeing such Take-out Facility to trade, (iii) in respect to any Alternative Take-out Loan Financing, until the syndication of such Alternative Take-out Loan Financing has been completed upon the making of allocations by the Lead Arrangers freeing such Alternative Take-out Loan Financing to trade or (iv) in violation of any confidentiality agreement between you and any other party hereto.
4.     Information.
    You hereby represent and warrant (with respect to any information or data relating to the Target, the following representations and warranties shall be made solely to your knowledge prior to the Closing Date) that (a) all written information and written data (other than the Projections and other forward-looking information and other than information of a general economic or industry specific nature) (such information and data, the “Information”) that has been or will be made available to us by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto from time to time) and (b) the Projections that have been or will be made available to us by or on behalf of you or your subsidiaries, or any of your representatives or affiliates, have been and will be prepared in good faith based upon accounting principles consistent in all material respects with your historical audited financial statements and the historical audited financial statements of the Target and upon assumptions that are believed by you to be reasonable at the time made (it being understood that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material). You agree that if at any time from and including the date hereof until the later of the Closing Date and the Syndication Date you become aware that the representation and warranty in the immediately preceding sentence would not be satisfied if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (or with respect to Information and Projections relating to the Target, use commercially reasonable efforts to prior to the Closing Date) promptly supplement the Information and the Projections so that such representation and warranty would be correct, in all material respects, under those circumstances.

In arranging the Facilities and any Alternative Take-out Loan Financing, including the syndications of the Facilities and any Alternative Take-out Loan Financing, and arranging the Consent Solicitation, the Lead Arrangers (A) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (B) do not assume responsibility for the accuracy or completeness of the Information or the Projections.
5.    Fees.
    As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to pay the fees as set forth in (i) the Arranger Fee Letter dated the date hereof and delivered herewith with respect to the Facilities and Alternative Take-out Loan Financings (the “Arranger Fee Letter”) and (ii) the Administrative Agent Fee Letter dated the date hereof and delivered herewith with respect to the Facilities and Alternative Take-out Loan Financings (the “Administrative Agent Fee Letter”; and together with the Arranger Fee Letter, the “Fee Letters”). Once paid, except as expressly provided in the Fee Letters, such fees shall not be refundable under any circumstances, regardless of whether the Transactions are consummated, except as otherwise agreed in writing by you and the Commitment Parties. All fees payable hereunder and under the Fee Letters shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts (provided that we remain eligible to provide an IRS Tax Form W-9 or W-8ECI with respect to such payments). All fees received by the Lead Arrangers or the Commitment Parties pursuant to the Fee Letters may be shared by the Lead Arrangers or the Commitment Parties with their affiliates as they may determine in their sole discretion.

6.     Conditions Precedent.
Each Commitment Party’s commitments and agreements hereunder are subject solely to the satisfaction (or waiver by the Commitment Parties) of solely the conditions set forth in this Section 6 and in Exhibit C.
Notwithstanding anything in this Commitment Letter, the Term Sheet, the Fee Letters, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations relating to you and your subsidiaries and the Target and its subsidiaries and their respective businesses the accuracy of which shall be a condition to availability and funding of the Bridge Facility on the Closing Date shall be (i) such of the representations made by or on behalf of the Target in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that the accuracy of any such representation is a condition to your (or any of your affiliates’) obligations to close the Acquisition under the Purchase Agreement or you (or any of your affiliates) have the right to terminate your (or any of your affiliates’) obligations under the Purchase Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Purchase Agreement (the “Purchase Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Bridge Facility Documentation and the Closing Deliverables (as defined in Exhibit C) shall be in a form such that they do not impair the availability and funding of the Bridge Facility on the Closing Date if the conditions set forth in Exhibit C, in each case, limited on the Closing Date as indicated therein, are satisfied (or waived by the Commitment Parties) (it being understood that, in the event that the Specified Consents are obtained, to the extent any collateral (including the grant or perfection of any security interest) referred to in the Term Sheet is not or cannot be provided on the Closing Date (other than the grant and perfection of security interests (i) in assets with respect to which a lien may be perfected solely by the filing of a financing statement under the Uniform Commercial Code (“UCC”),

(ii) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office) or (iii) in certificated equity interests of domestic subsidiaries of the Borrower), then the provision and perfection of such collateral shall not constitute a condition precedent to the availability and initial funding of the Bridge Facility on the Closing Date, but may instead be provided within 90 days after the Closing Date (or, in each case, such later date, as agreed in the Administrative Agent’s reasonable discretion) pursuant to arrangements to be mutually agreed by the Administrative Agent and the Borrower). For purposes hereof, “Specified Representations” mean the representations and warranties referred to in the Term Sheet relating solely to corporate or organizational existence; organizational power and authority of the Borrower and the Guarantors to enter into and perform the Bridge Facility Documentation; due authorization, execution and delivery by the Borrower and the Guarantors of, performance of, and enforceability against the Borrower and the Guarantors of, the Bridge Facility Documentation; if the Specified Consents have been obtained, effectiveness, validity and perfection of liens under the security documents (subject, without limitation, to the limitations and exceptions set forth in the preceding sentence); no conflicts of the Bridge Facility Documentation with the organizational documents of the Borrower and the Guarantors as it relates to entering into and performance of the Bridge Facility Documentation; Federal Reserve margin regulations; Patriot Act (as defined below); use of proceeds not violating margin regulations, OFAC, FCPA, anti-corruption laws or sanctions imposed by the U.S. (including OFAC), the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 1(b) of Exhibit C); and Investment Company Act. Notwithstanding anything in this Commitment Letter, the Term Sheet or the Fee Letters to the contrary, the only conditions to availability and initial funding of the Bridge Facility on the Closing Date are set forth in this Section 6 and in Exhibit C, in each case, limited on the Closing Date as indicated therein; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letters and the Bridge Facility Documentation. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.
7.    Indemnification; Expenses.
    By executing this Commitment Letter, you agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and each of their respective Related Parties (as defined below) (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letters, the Transactions, the Facilities, any Alternative Take-out Loan Financing, the Consent Solicitation, the Amendment or any related transaction or any claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph (each, a “Proceeding”), regardless of whether any such indemnified person is a party thereto or whether a Proceeding is initiated by or on behalf of a third party or you or any of your affiliates, and to reimburse each such indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such indemnified persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person and, if necessary, of a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for such affected indemnified person) and other reasonable and documented out-of-pocket fees and expenses, in each case incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found in a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such indemnified person, (ii) result from a claim brought by you or any of your subsidiaries against such indemnified person for material breach of such indemnified person’s obligations hereunder if you or such subsidiary has obtained a final and non-appealable judgment in your or its favor on such claim as determined by a court of competent jurisdiction or (iii) result from a proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than claims against any arranger, bookrunner or agent in its capacity or in fulfilling its roles as an arranger, bookrunner or agent hereunder or any similar role with respect to the Facilities, any Alternative Take-out Loan Financing, the Consent Solicitation or the Amendment), and (b) to reimburse the Commitment Parties and their affiliates upon presentation of a summary statement for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, consultants’ fees and expenses, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel (such charges and disbursements limited to one firm of counsel and, if necessary, one firm of local counsel in each appropriate jurisdiction)) incurred in connection with the Facilities, any Alternative Take-out Loan Financing and the Consent Solicitation and the preparation of this Commitment Letter, the Term Sheet, the Fee Letters, the Facilities Documentation, the Alternative Facilities Documentation, if applicable, any guarantees (and, if the Specified Consents are obtained, security documents) in connection therewith and the Amendment. You shall not be liable for any settlement of any Proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each indemnified person from and against any and all losses, claims, damages, penalties, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this paragraph. You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other indemnified persons.

Notwithstanding any other provision of this Commitment Letter, (1) none of any Commitment Party, any of their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan and UBS, an “Arranger-Related Person”) shall be liable for any damages directly or indirectly arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet (except to the extent that any such damages have resulted from the willful misconduct, bad faith or gross negligence of such Arranger-Related Person (as determined by a court of competent jurisdiction in a final non-appealable judgment)), and you agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to the foregoing (except to the extent of damages that have resulted from the willful misconduct, bad faith or gross negligence of such Arranger-Related Person (as determined by a court of competent jurisdiction in a final non-appealable judgment)) and (2) none of any Arranger-Related Person, you or the Target or your or its respective subsidiaries or affiliates shall be liable for any special, indirect, consequential or punitive damages in connection with the Facilities, any Alternative Take-out Loan Financing, the Consent

Solicitation or the Transactions; provided that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent set forth in the preceding paragraph.

For purposes hereof, “Related Parties” means, with respect to any person, the directors, officers, employees, agents, advisors, representatives and controlling persons of such person.

8.    Sharing Information; Affiliate Activities.
    You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including but not limited to financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or their respective subsidiaries or representatives, confidential information obtained by such Commitment Party from any other company or person.
    You further acknowledge that each Commitment Party is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans) and other obligations of, you, the Target and other companies with which you or the Target may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Commitment Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
9.    Assignments; Amendments; Governing Law, Etc.
    This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except in connection with the appointment of Additional Arrangers as set forth herein), and such party’s obligations hereunder may not be delegated, without the prior written consent of each Commitment Party (in the case of any such assignment or delegation by the Borrower) or the Borrower (in the case of any such assignment or delegation by any Commitment Party), and any attempted assignment without such consent shall be null and void. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. This Commitment Letter, the Term Sheet and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities, any Alternative Take-out Loan Financing, the Consent Solicitation and the Amendment and set forth the entire understanding of the parties with respect thereto. This Commitment Letter, the Term Sheet and the Fee

Letters supersede all prior understandings, whether written or oral, between us with respect to the Facilities, any Alternative Take-out Loan Financing, the Consent Solicitation and the Amendment. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. THIS COMMITMENT LETTER AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
    Subject to the last sentence of this paragraph, each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any of their respective affiliates or any of their respective officers, directors, employees, agents and controlling persons in any way relating to the Transactions, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder or thereunder, in any forum other than the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or, if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) or any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any such action, litigation or proceeding brought in any such court and any claim that any such action, litigation or proceeding has been brought in any inconvenient forum. Each party hereto hereby agrees that a final judgment in any such action, litigation or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment. Nothing in this Commitment Letter, the Term Sheet or the Fee Letters shall affect any right that any Commitment Party may have to bring any action, litigation or proceeding relating to the Transactions, this Commitment Letter, the Term Sheet or the Fee Letters or the performance of services hereunder or thereunder against you or your property in the courts of any other jurisdiction.
10.    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTERS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HERBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS COMMITMENT LETTER AND THE FEE LETTERS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.
11.    Binding Obligation.

    Each of the parties hereto agrees that this Commitment Letter, if accepted by you in accordance with the terms hereof, is a binding and enforceable agreement with respect to the subject matter contained herein (except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally), including an agreement to negotiate in good faith the Facilities Documentation and, if applicable, the Alternative Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Term Sheet and as promptly as reasonably practicable, it being acknowledged and agreed that the commitments provided hereunder are subject to conditions precedent as provided herein.
12.    Confidentiality.
    You agree that you will not disclose, directly or indirectly, this Commitment Letter, the Term Sheet, the Fee Letters, the contents of any of the foregoing or the activities of any Commitment Party pursuant hereto or thereto to any person without the prior written approval of each Commitment Party, except that you may disclose (a) this Commitment Letter, the Term Sheet, the Fee Letters and the contents hereof and thereof (i) to the Target and your and the Target’s directors, officers, employees, attorneys, accountants and advisors directly involved in the consideration of this matter on a confidential and need-to-know basis (provided that any disclosure of the Fee Letters or their terms or substance to the Target or its directors, officers, employees, attorneys, accountants and advisors shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (ii) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case you shall promptly notify us, in advance, to the extent lawfully permitted to do so), (iii) in connection with the exercise of remedies to the extent relating to this Commitment Letter, the Term Sheet or the Fee Letters and (iv) to the extent this Commitment Letter, the Term Sheet, the Fee Letters or the contents hereof and thereof become publicly available other than by reason of disclosure by you, the Target or your or their affiliates or any of your or their respective Related Parties in breach of this Commitment Letter, (b) this Commitment Letter, the Term Sheet and the contents hereof and thereof (but not the Fee Letters or the contents thereof) (i) to S&P and Moody’s in connection with the Transactions and on a confidential and need-to-know basis and (ii) in any prospectus or offering memoranda relating to the Senior Notes, in any syndication or other marketing materials in connection with the Facilities, any Alternative Take-out Loan Financing or the Consent Solicitation (including the Information Materials) or, to the extent required by law, in connection with any public filing, (c) the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts in connection with the Transactions in marketing materials for the Facilities, any Alternative Take-out Loan Financing or the Consent Solicitation or, to the extent required by applicable law, in any public filing and (d) generally the existence and amount of commitments hereunder.
    The Commitment Parties shall use all non-public information received by it in connection with the Facilities, any Alternative Take-out Loan Financing, the Consent Solicitation and the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter, the Term Sheet and the Fee Letters and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) to ratings agencies on a confidential basis and in consultation with you, (b) to any Existing Lenders, Lenders or participants or prospective Lenders or prospective participants, (c) pursuant to the order of any court or administrative agency or in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party shall promptly notify you, in advance, to the extent lawfully permitted to do so), (d) upon the request or demand of any regulatory authority (including any self-regulatory authority) or other governmental authority purporting to have jurisdiction over any Commitment Party or any of its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to the Related Parties of the Commitment Parties who are informed of the confidential nature of such information and are or have been advised of their obligation to keep all such information confidential or are otherwise under a professional or employment duty of confidentiality, and such Commitment Party shall be responsible for each such person’s compliance with this paragraph, (f) to any of its affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential, and such Commitment Party shall be responsible for its affiliates’ compliance with this paragraph) solely in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Parties, their affiliates or any of their respective Related Parties in breach of this Commitment Letter, (h) to the extent such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to a confidentiality obligation to you with respect to such information, (i) in connection with the exercise of any remedies hereunder or under the Fee Letters or any suit, action or proceeding relating to this Commitment Letter, the Fee Letters, the Facilities or any Alternative Take-out Loan Financing, and (j) pursuant to customary disclosure about the terms of the financings and amendments contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on the terms set forth in this paragraph or as is otherwise reasonably acceptable to you) in accordance with the standard syndication processes of the Commitment Parties or customary market standards for dissemination of such type of information. The obligations of each Commitment Party under this paragraph shall automatically terminate and be superseded by the confidentiality provisions of the Facilities Documentation or, if applicable, the Alternative Facilities Documentation upon the initial funding thereunder; provided that if not previously terminated, the provisions of this paragraph shall automatically terminate two years following the date of this Commitment Letter; provided, further that the confidentiality provision of the Existing Credit Agreement shall remain in full force and effect notwithstanding the provisions hereof. After the Closing Date (or the closing date of any Alternative Take-out Loan Financing) and at the Lead Arrangers’ expense, the Lead Arrangers may (i) after consultation with the Borrower, place advertisements in periodicals and on the Internet as it may choose and (ii) on a confidential basis, circulate promotional materials in the form of a “tombstone” or “case study” (and, in each case, otherwise describe the names of any of you or your affiliates and any other information about the Transaction, including the amount, type and closing date of the Facilities or any Alternative Take-out Loan Financing). Furthermore, we may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Facilities or any Alternative Take-out Loan Financing.
13.    PATRIOT Act and Beneficial Ownership Regulation Notification.
Each Commitment Party hereby notifies you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001), as subsequently amended and reauthorized) (the “Patriot Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), that it and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and its subsidiaries, which information includes names, addresses, tax identification numbers and other information that will allow each Commitment Party and each of the Lenders to identify the Borrower and its subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and Beneficial Ownership Regulation and is effective for each Commitment Party and each of the Lenders. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

14.    Acceptance and Termination.
    Please indicate your acceptance of the terms hereof and of the Fee Letters by signing in the appropriate space below and in the Fee Letters and returning to us executed counterparts of this Commitment Letter and the Fee Letters not later than 11:30 p.m., New York City time, on September 22, 2023. The commitments and agreements of the Commitment Parties hereunder will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence (the date of receipt by us of such executed counterparts, the “Acceptance Date”). In the event that (i) the initial borrowing under the Bridge Facility does not occur on or before the date that is 5 business days after the earlier of (x) 30 Business Days (as defined in the Purchase Agreement as of the Acceptance Date) after June 30, 2024 and (y) the Long Stop Date (as defined in the Purchase Agreement as of the Acceptance Date), (ii) the Purchase Agreement is terminated prior to closing of the Acquisition in accordance with the terms thereof or (iii) with respect to the Bridge Facility, the Acquisition occurs without the use of the Bridge Facility, then this Commitment Letter and the commitments hereunder shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension (the date of such termination, the “Expiration Date”). The engagement of the Commitment Parties with respect to Alternative Take-out Loan Financings shall terminate on the first date on which the commitments in respect of the Bridge Facility under this Commitment Letter have terminated in full and there are no outstanding commitments or loans under the Bridge Facility. The syndication, information, compensation, reimbursement, indemnification, limitation of liability, jurisdiction, governing law, waiver of jury trial, no fiduciary relationship and, except as expressly set forth above, confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether Facilities Documentation or Alternative Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder. You may terminate this Commitment Letter and/or the Commitment Parties’ commitments with respect to the Bridge Facility (or a portion thereof) at any time subject to the provisions of the immediately preceding sentence. Any Commitment Party may, by written notice to you prior to the effectiveness of the Specified Amendments or any Alternative Take-out Loan Financing or Take-out Facility, terminate its obligations as an arranger, bookrunner or administrative agent for such Alternative Take-out Loan Financing or Take-out Facility and/or its agreement to use commercially reasonable efforts to solicit the Specified Consents.
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    We are pleased to have been given the opportunity to assist you in connection with this important financing.
Very truly yours,

JPMORGAN CHASE BANK, N.A.
By: /s/ Sebastian Leszczuk Name: Sebastian Leszczuk Title: Authorized Signatory

UBS AG, STAMFORD BRANCH
By: /s/ Bruce Mackenzie Name: Bruce Mackenzie Title: Managing Director By: /s/ Bryan Farris Name: Bryan Farris Title: Managing Director

UBS SECURITIES LLC
By: /s/ Bruce Mackenzie Name: Bruce Mackenzie Title: Managing Director By: /s/ Bryan Farris Name: Bryan Farris Title: Managing Director

Commitment Letter

Accepted and agreed to as of
the date first above written:

ENOVIS CORPORATION

By: /s Daniel A. Pryor
Name: Daniel A. Pryor
Title: Executive Vice President

Commitment Letter

EXHIBIT A

Project Inca
Transaction Summary
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached and in Exhibits B and C thereto.
Enovis Corporation (the “Borrower”) intends to acquire (the “Acquisition”) the company identified to us as “Inca” (the “Target”) pursuant to a share purchase agreement related to the sale and purchase of the entire share capital of the Target (together with all exhibits, schedules and disclosure letters thereto, as amended, supplemented, otherwise modified, or consented to or waived (the “Purchase Agreement”) among the Borrower, the Target, and certain other parties. In connection therewith, it is intended that:
(a)The Borrower will obtain $800 million in gross cash proceeds from a combination of (i) the issuance of senior unsecured convertible notes (which may include mandatorily convertible notes) (collectively, the “Senior Notes”) in a Rule 144A or other private placement, (ii) the incurrence of the Take-out Facility and/or (iii) if and only to the extent that the Bridge Facility is not reduced in accordance with the Term Sheet on or prior to the Closing Date (as defined in Exhibit A), borrowings by the Borrower under a new senior bridge facility (the “Bridge Facility”) comprised of two tranches: (x) a tranche of $400 million of senior term loans (“Tranche 1”) and (y) a separate tranche of $400 million of senior term loans (“Tranche 2”), as described in Exhibit B.
(b)The Borrower has agreed to effect an amendment (the “Amendment”) to that certain Credit Agreement, dated as of April 4, 2022, among the Borrower, the other loan parties party thereto from time to time, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”; the Existing Credit Agreement as modified by the Amendment, the “Amended Facility”), to require the obligations under the credit facilities evidenced by the Existing Credit Agreement (and banking services obligations and swap obligations owed to the lenders under the Existing Credit Agreement and their affiliates) to be secured by substantially all personal property of the Borrower and its domestic subsidiary guarantors (subject to customary “excluded assets” provisions as described in Exhibit B) and make certain other changes.
(c)The principal, accrued and unpaid interest, fees, premium, if any, and other amounts (including make-whole amounts), other than contingent obligations not then due and payable and that by their terms survive the termination thereof (or letters of credit grandfathered, backstopped or cash collateralized), under (i) the indenture, dated as of February 3, 2023, as supplemented on May 3, 2023, by and among, inter alios, the Target, the guarantors party thereto, GLAS Trust Company LLC as trustee and GLAS Trust Corporation Limited as security agent governing the Target’s €295 million aggregate principal amount of Senior Secured Floating Rate Notes due 2028, and (ii) the Euro 65,000,000 super senior revolving facilities agreement dated January 17, 2023, as amended and restated on February 15, 2023 and further amended or modified from time to time, by and among, inter alios, the Target, Global Loan Agency Services Limited as agent and GLAS Trust Corporation Limited as security agent, (iii) an English law governed ISDA Master Agreement and the schedule thereto entered into on February 16, 2023 between Inca and Mizuho Bank, Ltd., acting through its London Branch (“Mizuho”) and the English law governed swap confirmation entered into on February 22, 2023 between Inca and Mizuho and (iv) an English law governed ISDA Master Agreement and the schedule thereto entered into on February 27, 2023 between the Target and Goldman Sachs Bank Europe SE (“Goldman Sachs”) and an English law governed cap confirmation entered into on March 7, 2023 between Inca and Goldman Sachs will be repaid, redeemed, defeased, discharged, refinanced, replaced or terminated, as applicable, or irrevocable notice (other than any condition requiring the consummation of the Acquisition on or prior to the applicable date of redemption) with respect thereto will be given, and the related guarantees, security interests shall be terminated (collectively, the “Refinancing”).

(d)The proceeds of the Senior Notes, the Take-out Facility and the Bridge Facility will be applied, together with cash on hand and common stock of the Borrower issued to the seller of the Target as purchase price consideration for the Acquisition, (i) to consummate the Refinancing, (ii) to pay all amounts required to be paid under the Purchase Agreement (the “Acquisition Consideration”) and (iii) to pay the fees and expenses incurred in connection with the Transactions (the amounts set forth in clauses (i) through (iii) above, collectively, the “Transaction Costs”).
The transactions described above are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letters, “Closing Date” shall mean the date of consummation of the Acquisition and the initial funding under, and the availability of, the applicable Facilities.
A-2

EXHIBIT B

Project Inca
Summary of Principal Terms and Conditions
$800 Million Bridge Facility
    Capitalized terms used but not defined in this Exhibit B (this “Term Sheet”) shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached and in Exhibits A and C thereto.

Borrower:	Enovis Corporation, a Delaware corporation (the “Borrower”).
Administrative Agent:
JPMorgan Chase Bank, N.A. (“JPMorgan”) acts as administrative agent for a syndicate of banks, financial institutions and other lenders (together with JPMorgan in its capacity as lender, the “Lenders”) and will perform the duties customarily associated with such role.

Joint Lead Arrangers and Joint Bookrunners:
JPMorgan and UBS Securities LLC will act as joint lead arrangers and joint bookrunners for the Bridge Facility (as defined below) and will perform the duties customarily associated with such roles (the “Lead Arrangers”).

Bridge Facility:
1.    Amount: A 364-day senior term loan facility (the “Bridge Facility”) in an aggregate principal amount of $800 million less all reductions pursuant to the “Mandatory Prepayments and Commitment Reductions” section below. The Bridge Facility shall be comprised of two tranches: (i) a tranche of $400 million of senior term loans (“Tranche 1”; the term loans thereunder, the “Tranche 1 Bridge Loans”) and (y) a separate tranche of $400 million of senior term loans (“Tranche 2” ; the term loans thereunder, the “Tranche 2 Bridge Loans”).

2.    Use of Proceeds: The loans made pursuant to the Bridge Facility (the “Bridge Loans”) may only be incurred on the Closing Date to (i) consummate the Refinancing, (ii) pay the Acquisition Consideration and (iii) pay other Transaction Costs.

3. Maturity: The final maturity date of the Bridge Facility shall be the date that is 364 days after the Closing Date.
4. Amortization: None.
5. Availability: Bridge Loans may only be incurred on the Closing Date. No amount of Bridge Loans once repaid may be reborrowed.
6. Currency: The Bridge Facility shall be available in U.S. dollars.
Guaranties:
Same as the Existing Credit Agreement but limited to the applicable domestic subsidiaries of the Borrower. Each guarantor providing a guaranty, a “Guarantor” and, collectively, the “Guarantors”. The guaranty provided in the credit documentation, a “Guaranty” and collectively, the “Guaranties” and the obligations guaranteed the “Guaranteed Obligations”.

Security:
None; provided that in the event that the Existing Credit Agreement is amended to require that the obligations evidenced thereby be secured, the Bridge Facilities will be secured with the credit facilities provided under the Existing Credit Agreement on a pari passu basis. In such event, the Guaranteed Obligations shall be secured by (i) a first priority perfected security interest in and lien on the existing and future personal property (including, without limitation, intellectual property) of the Borrower and each Guarantor and (ii) a pledge of, and a first priority perfected security interest in, 100% of the equity interests of each of the Borrower’s existing and future direct and indirect domestic subsidiaries (other than first tier foreign subsidiaries and CFC Holding Companies (as defined in the Existing Credit Agreement)) and in 65% of the voting equity interests and 100% of the non-voting equity interests of (x) each material first-tier foreign subsidiary of the Borrower and the Guarantors (other than those equity interests as to which the Administrative Agent and the Borrower reasonably agree that the burden, cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the practical benefit to the Lenders of the security to be afforded thereby) and (y) each CFC Holding Company. All of the collateral security described above is referred to collectively as the “Collateral”.
Notwithstanding anything to the contrary, the Collateral shall exclude Excluded Assets.
As used herein, “Excluded Assets” means: (i) any fee-owned real property and all leasehold interests in real property, (ii) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law, (iii) assets in respect of which pledges and security interests are prohibited by applicable law, rule or regulation or agreements with any governmental authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute Excluded Assets, (iv) equity interests in any entity other than wholly-owned subsidiaries to the extent pledges thereof are not permitted by the terms in such entity’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law), (v) assets subject to certificates of title (other than motor vehicles subject to certificates of title, provided that perfection of security interests in such motor vehicles shall be limited to the filing of UCC financing statements), a letter of credit right (other than to the extent the security interest in such letter of credit right may be perfected by the filing of UCC financing statements) with a face amount of $20,000,000 or less and a commercial tort claim with respect to which the Borrower or a Guarantor is the plaintiff or a beneficiary and that makes a claim for damages, or other claim for judgment, in an amount of $20,000,000 or less, (vi) any lease, license, capital lease obligation or other agreement or any property subject to a purchase money security interest, similar agreement or other contractual restriction to the extent that a grant of a security interest therein would violate or invalidate such lease, license, capital lease obligation or agreement or purchase money arrangement or other contractual restriction or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) (other than (x) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition, (y) to the extent that any such term has been waived or (z) to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such term, such assets shall automatically cease to constitute Excluded Assets, (vii) trust accounts, payroll accounts, custodial accounts, escrow accounts and other similar deposit or securities accounts, (viii) foreign assets (other than pledges of equity interests in material first tier foreign subsidiaries not in excess of the applicable pledge percentage subject to the limitations set forth above), (ix) equity interests in any excluded subsidiary (other than pledges of equity interests in CFC Holding Companies not in excess of the applicable pledge percentage), (x) margin stock, (xi) certain Receivables Assets (as defined in the Existing Credit Agreement) to the extent sold or encumbered pursuant to a receivables facility permitted by the Bridge Facility Documentation and (xii) those assets as to which the Administrative Agent and the Borrower reasonably agree that the burden, cost or other consequences of obtaining such a security interest or perfection thereof are excessive in relation to the practical benefit to the Lenders of the security to be afforded thereby. Notwithstanding the foregoing, Excluded Assets shall not include any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets).

Notwithstanding anything to the contrary, the Borrower and the Guarantors shall not be required to enter into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account.
Voluntary Prepayments:
Voluntary prepayments may be made at any time on (i) three business days’ notice in the case of Term Benchmark Loans (as defined below) or (ii) same business day’s notice in the case of ABR Loans, without premium or penalty, in minimum principal amounts as set forth in the Bridge Facility Documentation; provided that voluntary prepayments of Term Benchmark Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Prepayments and Commitment Reductions:
(i) From and after the date of signing of the Commitment Letter, the aggregate commitments in respect of the Bridge Facility shall be automatically, immediately and permanently reduced and (ii) after the Closing Date, the Bridge Loans shall be prepaid on a pro rata basis, at par plus accrued and unpaid interest, within three (3) business days of receipt of amounts from (without duplication):

(a) 100% of the commitments (in the case of credit facilities (including, without limitation, the Take-out Facility)) or Net Cash Proceeds (as defined below) received by the Borrower or any of its consolidated subsidiaries on or after the date of the Commitment Letter from the incurrence of debt for borrowed money pursuant to a capital markets transaction (including the issuance of debt securities convertible into equity securities) pursuant to a public registered offering or Rule 144A or other private placement, or a commercial bank or other syndicated term loan facility (which commercial bank or other syndicated term loan facility is subject to conditions precedent to the initial funding thereunder that are no less favorable to the Borrower than the conditions set forth herein for such similar provisions and with a termination or expiration date of the commitments thereunder that is no earlier than the termination or expiration date of the commitments in respect of the Bridge Facility), other than Excluded Debt (as defined below);
(b) 100% of the Net Cash Proceeds received by the Borrower or any of its consolidated subsidiaries on or after the date of the Commitment Letter from any issuance of equity securities by the Borrower (other than (i) pursuant to any employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any nonemployee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock or restricted stock units, warrants or other equity awards or pursuant to dividend reinvestment programs, (ii) any such issuance by a subsidiary of the Borrower to the Borrower or any other subsidiary, (iii) securities or interests issued or transferred directly (and not constituting cash proceeds of any issuance of such securities or interests) as consideration in connection with any acquisition (including the Acquisition), divestiture or joint venture arrangement (excluding, for the avoidance of doubt, the Senior Notes), (iv) equity issued upon conversion or exercise of outstanding securities or options, (v) issuances resulting in the receipt by the Borrower of Net Cash Proceeds not exceeding $30,000,000 in the aggregate, and (vi) other exceptions to be agreed);

(c) 100% of Net Cash Proceeds received by the Borrower or any of the Borrower’s subsidiaries on or after the date of the Commitment Letter from the sale or other disposition (including as a result of a casualty or condemnation) of any assets (other than (i) the sale or other disposition of inventory or other assets in the ordinary course of business, (ii) intercompany transactions and (iii) sales or other dispositions of assets (including as a result of a casualty or condemnation) the Net Cash Proceeds of which do not exceed an aggregate amount of $30,000,000), in each case, by the Borrower or any of the Borrower’s subsidiaries, in each case to the extent that such net cash proceeds are not (i) reinvested or committed to be reinvested in the Borrower’s or its subsidiaries’ business within 365 days following receipt thereof (and if so committed, reinvested within 180 days after the end of such 365 day period) or (ii) required to be offered to repay any indebtedness that is pari passu in right of payment with the Bridge Facility, solely to the extent such offer to repay is accepted and actually repaid; and

(d) solely on and after the Closing Date, to the extent applied to pay any Transaction Costs on or after the Closing Date (and without duplication of any reduction from Net Cash Proceeds that reduce the Bridge Facility pursuant to the foregoing clauses (a) through (c)), 100% of any borrowings under the Existing Credit Agreement or the Amended Facility, and cash on hand.

Notwithstanding anything to the contrary above, mandatory repayments and commitment reductions required pursuant to clauses (a) through (c) above received by a foreign subsidiary of the Borrower shall not be required if and for so long as the Borrower has reasonably determined in good faith that repatriation of funds to the Borrower to make any such payment would have adverse tax consequences or would violate applicable local law or the applicable organizational documents of such foreign subsidiary.

All mandatory prepayments or commitment reductions (a) in respect of the issuance of the Senior Notes shall be applied, first, to the Tranche 1 Bridge Loans and commitments in respect of Tranche 1 (the “Tranche 1 Commitments”) and, second, to the Tranche 2 Bridge Loans and commitments in respect of Tranche 2 (the “Tranche 2 Commitments”), (b) in respect of the incurrence of the Take-out Facility shall be applied, first, to the Tranche 2 Bridge Loans and the Tranche 2 Commitments and, second, to the Tranche 1 Bridge Loans and Tranche 1 Commitments, and (c) in respect of other mandatory prepayments or commitment reductions shall be applied ratably to Tranche 1 Bridge Loans and Tranche 1 Commitments and Tranche 2 Bridge Loans and Tranche 2 Commitments.

For purposes hereof:

“Excluded Debt” means (i) intercompany indebtedness, loans, and advances among the Borrower and/or its subsidiaries, (ii) credit extensions under the Existing Credit Agreement or any revolving facility in replacement thereof or amendments thereto (it being understood that the foregoing excludes any increase in commitments from the amount available under the Existing Credit Agreement), (iii) any trade or customer related financing in the ordinary course of business, (iv) ordinary course capital leases, purchase money and equipment financings, (v) any ordinary course borrowings under working capital, liquidity, letter of credit or overdraft facilities, (vi) issuances of commercial paper and refinancings thereof, (vii) indebtedness under any facility to obtain or support bid, appeal and similar bonds, (viii) refinancings of existing indebtedness and (ix) other indebtedness (other than the Senior Notes) in an aggregate principal amount not to exceed $25,000,000; provided that, notwithstanding the foregoing, no borrowings under the Amended Facility to pay for any Transaction Costs on or after the Closing Date shall constitute “Excluded Debt”.

“Net Cash Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay indebtedness secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the Borrower).
Interest Rates:
At the Borrower’s option, Bridge Loans shall bear interest at a rate per annum equal to (x) the ABR plus the Applicable Margin or (y) the Adjusted Term SOFR Rate plus the Applicable Margin.
As used herein:

“ABR” means the greatest of (i) the Prime Rate, (ii) the NYFRB Rate from time to time (but not less than 0%) plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month interest period on the applicable date plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.50%, such rate shall be deemed to be 1.50%.

“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means (i) 3.00% in the case of Term Benchmark Loans and (ii) 2.00% in the case of ABR Loans. Each such margin will increase by 0.25% at the end of each 90-day period after the Closing Date.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of the credit documentation.

“Floor” means the benchmark rate floor, if any, provided in the credit documentation initially (as of the execution of the credit documentation, the modification, amendment or renewal of the credit documentation or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be 0.50%.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term
 “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of the credit documentation.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in U.S. dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“RFR Business Day” means a U.S. Government Securities Business Day.

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s Website on the immediately succeeding business day.

“Term Benchmark” when used in reference to any Bridge Loan or borrowing, refers to whether such Bridge Loan, or the Bridge Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark borrowing for any interest period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark borrowing and for any tenor comparable to the applicable interest period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Bridge Facility Documentation will contain provisions to be mutually agreed with respect to a replacement of the Term Benchmark.

The Bridge Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges an amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Bridge Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders (as defined below).

Interest in respect of Bridge Loans bearing interest based on ABR (“ABR Loans”) shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Bridge Loans bearing interest based upon the Term Benchmark (“Term Benchmark Loans”) shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Bridge Loans and at maturity. All interest on ABR Loans and Term Benchmark Loans shall be based on a 360-day year and actual days elapsed (or, in the case of ABR Loans determined by reference to the Prime Rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to ABR Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by the applicable borrowing (or, if any such amount does not relate to a borrowing, the rate which is 2% in excess of the rate applicable to Bridge Loans maintained as ABR Loans). Such interest shall be payable on demand.

Agent / Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.
Duration Fees:	The Borrower shall pay to each Lender, in accordance with its respective interest, duration fees as follows: (a) 0.50% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 90 days after the Closing Date, (b) 0.75% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 180 days after the Closing Date and (c) 1.00% of the aggregate principal amount of the Bridge Loans held by such Lender on the date that is 270 days after the Closing Date.
Representations and warranties:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Affirmative Covenants:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Negative Covenants:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Financial Covenants:
The following financial covenants (the “Financial Covenants”) (with financial definitions to be substantially consistent with those set forth in the Existing Credit Agreement; provided that if the Specified Consents are obtained, the Total Leverage Ratio will be replaced with a Senior Secured Net Leverage Ratio but the maximum ratio levels below shall remain in place):
•Total Leverage Ratio. Maintenance on the last day of each fiscal quarter a Total Leverage Ratio of not more than 3.75:1.00, with a step-down to 3.50:1.00 at the end of the fiscal quarter ending June 30, 2024.
•Interest Coverage Ratio. Maintenance on the last day of each fiscal quarter an Interest Coverage Ratio of not less than 3.00:1.00.
The Financial Covenants will be tested on a quarterly basis and calculated on a consolidated basis for the Borrower and its subsidiaries for each consecutive four fiscal quarter period and the Maximum Total Leverage Ratio or Senior Secured Net Leverage Ratio, as applicable, shall be subject to increase by 0.50:1.00 (but to not more than 4.50:1:00) in connection with certain acquisitions and subject to the terms and conditions set forth in the Existing Credit Agreement.

Events of Default:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Assignments and Participations:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Waivers and Amendments:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Defaulting Lenders:	Same as the Existing Credit Agreement, including as modified by the Amendment.

EU Bail In Provisions:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Indemnification:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Costs and Expenses:	Same as the Existing Credit Agreement, including as modified by the Amendment.
Governing Law: Forum:
New York.
United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to Administrative Agent and Lead Arrangers:	Latham & Watkins LLP.

EXHIBIT C

Project Inca
Conditions
The availability and initial funding of the Bridge Facility shall be subject to the satisfaction (or waiver by the Commitment Parties) of solely the following conditions (subject to the Limited Conditionality Provision). Capitalized terms used but not defined herein have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in Exhibits A and B thereto.
1.The Borrower and the Guarantors shall have executed and delivered the Bridge Facility Documentation they are party to on terms consistent with the Commitment Letter and the Term Sheet and the Administrative Agent shall have received the following (collectively, the “Closing Deliverables”):
a.customary borrowing notices (which shall not include any requirements to make any certifications as to “no default or event of default” and, other than with respect to representations and warranties described in paragraph 6 below, no “bring downs” of representations and warranties), closing certificates, corporate and organizational documents, good standing certificates, customary evidence of authorization and good standing certificates in the jurisdiction of organization (if applicable), in each case with respect to the Borrower and each Guarantor and customary legal opinions; and
b.a certificate from the chief financial officer of the Borrower, in the form attached as Annex I to this Exhibit C, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
2.On the Closing Date, after giving effect to the Transactions or substantially concurrently with the initial funding of the Bridge Facility on the Closing Date, the Refinancing shall have been consummated.
3.The Acquisition shall, substantially concurrently with the initial funding of the Bridge Facility, be consummated pursuant to the Purchase Agreement, and no provision thereof shall have been amended or waived, and no consent or request shall have been given under the Purchase Agreement, without the prior written consent of the Commitment Parties (not to be unreasonably withheld, conditioned or delayed), in any way that is materially adverse to the Lenders or the Lead Arrangers in their capacities as such (it being understood and agreed that any modification, amendment or express waiver or consents by the Borrower that results in (x) an increase to the Base Cash Consideration (as defined in the Purchase Agreement as in effect on the date hereof) shall be deemed to not be materially adverse to the Lenders or Lead Arrangers so long as such increase is funded solely with a public issuance of common equity of the Borrower and (y) a decrease to the Base Cash Consideration shall be deemed to not be materially adverse to the Lenders or the Lead Arrangers so long as such reduction is allocated to reduce the commitments in respect of the Bridge Facility without the prior written consent of the Commitment Parties.
4.The Commitment Parties shall have received (a)(i) the audited consolidated balance sheets of the Borrower and its subsidiaries as of December 31, 2021 and December 31, 2022 and the related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries, for each of the two fiscal years ended prior to and including the fiscal year ended December 31, 2022 and (ii) to the extent ended at least 90 days before the Closing Date, the audited consolidated balance sheet of the Borrower and its subsidiaries as of December 31, 2023 and the related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the fiscal year ended December 31, 2023, (b)(i) the audited consolidated balance sheets of the Target and its subsidiaries as of December 31, 2022 and December 31, 2021, and the related consolidated profit and loss statement, comprehensive loss, (deficit) equity and cash flows of the Target and its subsidiaries for each of the two fiscal years ended prior to and including the fiscal year ended December 31, 2022 and (ii) to the extent ended at least 120 days before the Closing Date, the audited consolidated balance sheet of the Target and its subsidiaries as of December 31, 2023, and the related consolidated profit and loss statement, comprehensive loss, (deficit) equity and cash flows of the Target and its subsidiaries for the fiscal year ended December 31, 2023, (c) the unaudited consolidated balance sheet of the Borrower and its subsidiaries as of June 30, 2023 and each fiscal quarter ending thereafter that ends at least 45 days before the Closing Date and the related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the portion of the year ending on each last day of such fiscal quarters and (d) the unaudited consolidated balance sheet of the Target and its Subsidiaries as of June 30, 2023 and each fiscal quarter ending thereafter that ends at least 60 days before the Closing Date and the related consolidated profit and loss statement, comprehensive loss, (deficit) equity and cash flows of the Target and its subsidiaries for the portion of the year ending on each last day of such fiscal quarters (in the case of clauses (c) and (d), without footnote disclosure); provided that (x) the filing of the required financial statements on form 10-K and/or form 10-Q by the Borrower will satisfy the foregoing requirements in respect of the Borrower and its subsidiaries and (y) the Commitment Parties hereby acknowledge receipt of (I) the financial statements referenced in clause (a) for the fiscal years ended December 31, 2021 and December 31, 2022 and (II) the financial statements referenced in clause (b)(i), (c) (for the period ending on June 30, 2023) and (d) (for the period ending on June 30, 2023).
5.The Commitment Parties shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year), prepared after giving effect to the Transactions (including the acquisition of the Target) as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X under the Securities Act or include adjustments for purchase accounting.
6.(a) Each of the Purchase Agreement Representations shall be true and correct, but only to the extent required by the Limited Conditionality Provision; and (b) each of the Specified Representations shall be true and correct in all material respects (and in all respects if qualified by material adverse effect or other materiality qualifier).
7.The Administrative Agent and each Lead Arranger shall have received, (x) at least 3 business days prior to the Closing Date, all documentation and other information about the Borrower as shall have been reasonably requested in writing by the Administrative Agent or any Lead Arranger at least 10 business days prior to the Closing Date and required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (y) a beneficial ownership certificate to the extent required under, and in accordance with the requirements of, 31 C.F.R § 1010.230.
8.All fees required to be paid on the Closing Date pursuant to the Fee Letters and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent, in the case of expenses, a reasonably detailed invoice has been delivered to the Borrower at least one business day prior to the Closing Date (except as otherwise reasonably agreed by the Borrower) shall have been paid (or shall be paid from or offset against the proceeds of the initial fundings under the Bridge Facility).
9.The Closing Date shall not occur prior to October 15, 2023 (or such earlier date as agreed by the Commitment Parties).
10.The Borrower shall have engaged one or more investment banks reasonably satisfactory to the Commitment Parties to publicly sell or privately place equity securities and debt securities of the Borrower, which may include convertible debt securities, unsecured senior and/or subordinated non-convertible debt securities, convertible preferred stock (including mandatory convertible preferred securities), other equity-linked securities (including tangible equity units or other stock purchase contracts) and/or any combination of one or more of the foregoing (including units representing one or more of the foregoing), that will provide proceeds in an aggregate amount sufficient to replace the commitments with respect to, or to repay the principal and other amounts then outstanding under, the Bridge Facility (it being understood and agreed by the Commitment Parties that the condition in this paragraph 10 has been satisfied as of the date hereof).
11.So long as the Specified Consents have been obtained and subject to the Limited Conditionality Provision, all actions necessary to establish that the Administrative Agent will have a perfected first priority security interest on a pari passu basis with the Existing Credit Agreement (subject to liens permitted under the Bridge Facility Documentation) in the Collateral shall have been taken.

Annex I to Exhibit C

FORM OF SOLVENCY CERTIFICATE
[__________], 20[__]
This Solvency Certificate is being executed and delivered pursuant to Section [__] of the [__________] (the “Credit Agreement”), dated as of [______], 20[__], among Enovis Corporation (the “Borrower”), the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as the administrative agent; the terms defined therein being used herein as therein defined.
I, [__________], the chief financial officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the chief financial officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.
I further certify, solely in my capacity as chief financial officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, with respect to the Borrower and its Subsidiaries on a consolidated basis, (a) the sum of the fair value of the assets, at a fair valuation, of the Borrower and its Subsidiaries (taken as a whole) will exceed their debt, (b) the sum of the present fair salable value of the assets of the Borrower and its Subsidiaries (taken as a whole) will exceed their debt, (c) the Borrower and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (d) the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their business. For purposes hereof, (x) “debt” means any liability on a claim, (y) “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and (z) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
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IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:__________________________________
Name:
Title: Chief Financial Officer

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